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                                                                    Exhibit 23.1





                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-80785) pertaining to The Andersons, Inc. Amended and Restated Long-Term Performance Compensation Plan, (Form S-8 No. 333-00233) pertaining to The Andersons, Inc. Employee Share Purchase Plan, (Form S-8 No. 333-53137) pertaining to The Andersons, Inc. Retirement Savings and Investment Plan and (Form S-3 No. 333-79307) pertaining to the registration of debenture bonds of The Andersons, Inc. of our report dated January 24, 2000, with respect to the consolidated financial statements and schedule of The Andersons, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2001.


                                               /s/Ernst & Young LLP



Toledo, Ohio
March 18, 2002